CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2016, relating to the financial statements and financial highlights of Diamond Hill Valuation-Weighted 500 ETF, a series of ETF Series Solutions, for the period May 11, 2015 (commencement of operations) through December 31, 2015, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 20, 2016